EXHIBIT 4.3

Short Term Note

$4,000,000 Principal Amount	November 2, 2004

SENIOR SECURED NOTE

EVOLVING SYSTEMS, INC.

FOR VALUE RECEIVED, EVOLVING SYSTEMS, INC., a Delaware corporation (the “Maker”), having its principal place of business at 9777 Mount Pyramid Court, Englewood, Colorado 80112, hereby promises to pay to the order of Tertio Telecoms Group Ltd., an entity formed and registered in England and Wales with a company number 4419858 (“Payee”), having an address at One Angel Square, Torrens Street, London EC1V 1NY, United Kingdom, the principal sum of Four Million Dollars ($4,000,000) in lawful money of the United States of America.

1.             Definitions; Interpretations.  In addition to other terms defined elsewhere in this Note, the capitalized terms set forth in Schedule 1 attached hereto and incorporated herein by reference shall have the meanings set forth therein unless defined elsewhere herein or the context otherwise clearly requires.  Except as otherwise provided herein, financial and accounting terms used elsewhere in this Note shall be defined in accordance with GAAP.

2.             Payments of Principal.  The outstanding principal amount under this Note shall be due and payable in two installments of Two Million Dollars ($2,000,000) on each of March 31, 2005 and June 30, 2005 (each a “Payment Date”) at the aforesaid address of Payee or such other place as Payee may designate, with all outstanding amounts hereunder due and payable on June 30, 2005.

3.             Payment of Interest.  All accrued and unpaid Interest on the principal outstanding under this Note shall be due and payable on each Payment Date.

4.             Pre-Default Interest Rate.  So long as no Event of Default (as hereinafter defined) has occurred and is continuing, the outstanding principal balance of this Note shall bear interest at a rate per annum equal to Five and One-Half Percent (5.5%) and shall be paid on each Payment Date.  To the extent not paid, all interest shall be compounded quarterly.

5.             Post-Default Interest Rate.  Following the occurrence and during the continuance of an Event of Default, the outstanding principal balance of this Note shall bear interest at the rate per annum equal to Eight and One-Half Percent (8.5%) (the “Default Rate”); provided, however, that if at any time the Libor Adjusted Rate shall ever exceed the Default Rate, then following the occurrence and during the continuance of an Event of Default, the outstanding principal balance of this Note shall bear interest at the rate per annum equal to the Adjusted Libor Rate.

6.             Optional Prepayment.  From and after the date hereof, Maker may prepay this Note in whole or in part at any time.  There shall be no premium or penalty in connection with any prepayment.  Such prepayment shall include all accrued and unpaid interest on the principal amount of such prepayment.  Each such prepayment shall be applied first against accrued and unpaid interest, if any, and then against principal outstanding under this Note in inverse order of maturity.

7.             Mandatory Prepayment.  On or before the date that is ten (10) business days prior to Maker’s mailing of a stockholder proxy and notice of a stockholder meeting in connection with a stockholder meeting called for the purpose of approving a Capital Transaction, Maker shall provide the Payee with written notice (the “Transaction Notice”).  The Transaction Notice shall describe in reasonable detail the terms and conditions of the Capital Transaction and the consideration to be paid upon the consummation of the Capital Transaction.  In the event the Capital Transaction would result in a Change of Control of Maker, then as a condition of such Capital Transaction, provision shall be made in the definitive documentation to be executed by the parties to such Capital Transaction whereby Payee may exercise its rights at set forth in this Section 7.  Upon a Change of Control of Maker, the Payee, in its sole discretion, shall have the right to declare the entire unpaid principal balance of this Note, together with interest accrued thereon and with all other sums due or owed by Maker hereunder, due and payable immediately.  Upon receipt of written notice from Payee, Maker shall pay to Payee said amounts within two (2) business days; provided that Payee must exercise the payment option set forth in this Section 7 within forty-five (45) days after receipt of a written notice from Maker regarding the Change of Control, which notice shall describe in reasonable detail the terms and conditions of the Change of Control and the consideration to be paid upon the consummation of the Change of Control.

8.             Security.

(a)           As security for the repayment of all liabilities arising under this Note, the Maker hereby grants to Payee a security interest in and a lien on:  (i) all of the Collateral (as that term is defined in the Security Agreement) and (ii) all of the Collateral (as such term is defined in the Pledge Agreement).  Payee shall have all rights provided to a secured party under the Security Agreement, the Pledge Agreement and under the Uniform Commercial Code of the State of Delaware.  The Maker shall execute and deliver such documentation as Payee may reasonably request to evidence and perfect Payee’s security interest granted in this Section 8 and under the Security Agreement and Pledge Agreement.

(b)           The security interest securing the repayment of all liabilities arising under this Note, and any guaranties executed by the Maker or any of its Subsidiaries in favor of Payee (or any collateral agent appointed for the benefit of Payee) in connection with this Note, shall be automatically released and terminated on the date that the aggregate outstanding balance of all of the Consideration Notes is equal to or less than ten percent (10%) of the original aggregate principal amount of all of the Consideration Notes at the time of issuance.  Upon the occurrence of such an event and written notice thereof to the Payee:

(i)            the Maker is hereby authorized to terminate all applicable security interests and liens encumbering the Collateral;

(ii)           the negative covenants set forth in Sections 10(b), 10(c), 10(d), 10(f), 10(j) and 10(k) of this Note shall terminate;

(iii)          the negative covenants set forth in Section 10(e) of this Note shall be deemed modified by adding (in addition to, and not in lieu of, all other Permitted Indebtedness described in Section 10(e)) Indebtedness of the Maker and all Subsidiaries in an amount not to exceed in the aggregate the principal amount of $3,000,000 at any given time outstanding to the definition of Permitted Indebtedness;

(iv)          the negative covenant in Section 10(g) of this Note shall be deemed modified to increase the limitation on Capital Expenditures to $5,000,000 in any fiscal year; and

(v)           the negative covenant in Section 10(i) of this Note shall be deemed modified to provide that Investments by Maker in a minority equity interest of Persons engaged in the Maker’s Business are Permitted Investments (in addition to, and not in lieu of, all other Permitted Investments described in Section 10(i)), provided that such investments do not exceed 5% of the Maker’s net worth at the time of such Investments.

The Payee agrees to take such actions and to execute and deliver such documents and instruments, as may be reasonably requested by Maker and at the Maker’s expense, in order to evidence the terminations described herein and to release any lien or security interest in any collateral securing repayment of the liabilities arising under this Note.

9.             Affirmative Covenants.  Maker covenants and agrees that, so long as any Indebtedness is outstanding hereunder, it shall comply, and shall cause its Subsidiaries (to the extent applicable) to comply, with each of the following:

(a)           Upon the request of Payee from time to time, (i) provide Payee and its representatives (at the Maker’s expense) access to its books and records and to any of its and its Subsidiaries’ properties or assets upon three (3) days’ advance notice and during regular business hours in order that Payee or its representatives may make such audits and examinations and make abstracts from such books, accounts, records and other papers of Maker and its subsidiaries pertaining to their deposit accounts, provided, however, that the Payee may conduct such inspections and examinations no more frequently than twice in any 12-month period, unless an Event of Default has occurred and is continuing, in which case the Payee shall not be so limited, and (ii) upon reasonable advance notification to Maker, permit Payee or its representatives to discuss the affairs, finances and accounts with, and be advised as to the same by, officers and independent accountants, all as Payee may deem appropriate, including without limitation, for the purpose of verifying any certificate delivered by Maker to Payee under Section 7 hereof, provided that any such parties are a party to, or bound by, an acceptable non-disclosure agreement.  The Payee shall conduct at least one meeting with an executive officer of the Maker in the course of each such inspection and examination or discussion with officers or independent accountants.

(b)           Comply with all laws, ordinances or governmental rules or regulations to which it is subject, and shall obtain and maintain in effect all licenses, certificates, permits, franchises and other governmental authorizations necessary to the ownership of its properties or to the conduct of its businesses, except where the failure to so comply or obtain or maintain would not reasonably be expected to have a Material Adverse Effect.

(c)           Except as otherwise permitted under Section 10 of this Note, at all times preserve and keep in full force and effect (i) its corporate existence and (ii) take all reasonable action to maintain all rights and franchises necessary or desirable in the normal conduct of its business, except to the extent that failure to do so in the case of clause (ii) of this Section 9(c) would not reasonably be expected to have a Material Adverse Effect.

(d)           Furnish to Payee notice of the occurrence of any Event of Default within five (5) business days after it becomes known to any of Maker’s Authorized Officers.

(e)           File all income tax or similar tax returns required to be filed in any jurisdiction and to pay and discharge all taxes shown to be due and payable on such returns and all other taxes, assessments, governmental charges, or levies payable by any of them, to the extent such taxes and assessments have become due and payable and before they have become delinquent, provided that Maker need not pay any such tax or assessment if the amount, applicability or validity thereof is contested by Maker on a timely basis in good faith and in appropriate proceedings, and Maker has established adequate reserves therefor in accordance with GAAP on it books.

(f)            Operate Maker’s Business (as defined in Section 10(m) of this Note) in the ordinary course of business except as provided herein.

(g)           In any fiscal year, increase the Compensation of Executive Officers of Maker only with the unanimous consent of the Compensation Committee.

10.           Negative Covenants.  Maker covenants and agrees that so long as any Indebtedness is outstanding hereunder, neither it nor any of its Subsidiaries shall undertake any of the following without obtaining the prior written consent of the Payee:

(a)           voluntarily liquidate, dissolve or wind up, except for the liquidation, dissolution and winding-up of CMS Communications, Inc. and Telecom Software Enterprises, LLC (“TSE”);

(b)           pay, declare or set aside any sums for the payment of any dividends, or make any distributions on, any shares of its capital stock or other securities or make prepayments of principal on any Indebtedness except in the case of the following (each, a “Permitted Payment”):

(i)            prepayments of principal or payments of interest on (A) any of the Consideration Notes, (B) any Indebtedness incurred under the Working Capital Exclusion as provided in Section 10(e)(x) of this Note and promissory notes issued to Peter McGuire and Lisa Marie Maxson pursuant to the Acquisition Agreement dated October 15, 2004 by and among Maker, Peter McGuire and Lisa Marie Maxson (collectively, the “TSE Promissory Notes”); provided that there is no Event of Default under this Note and the collateral securing any such Indebtedness shall be added to the Collateral (as defined in the Security Agreement) or (C) any Indebtedness of Evolving Systems Holdings Limited (“ESHL”) or its Subsidiaries in favor of Royal Bank of Scotland PLC and disclosed in Schedule 2 of this Note;

(ii)           dividends or distributions payable in the common stock of Maker or any of its Subsidiaries;

(iii)          payments in accordance with any Series B Approved Plan (as such term is defined in the Series B Designation);

(iv)          dividends or distributions payable by any of Maker’s Subsidiaries to the Maker;

(v)           dividends or distributions by (A) any Permitted Subsidiary to another Permitted Subsidiary or (B) any Non-Permitted Subsidiary to a Permitted Subsidiary;

(vi)          dividends or distributions by a Subsidiary of ESHL to ESHL or another Wholly Owned Subsidiary of ESHL;

(vii)         regularly scheduled payments of principal on Indebtedness permitted under Section 10(e) (excluding Sections 10(e)(iii) through 10(e)(viii)) of this Note; and

(viii)        payments (whether regularly scheduled, upon demand or otherwise) of Indebtedness permitted under Sections 10(e)(iii) through 10(e)(viii) to the extent such payments are made to or received by Maker or a Subsidiary that is a guarantor;

(c)           purchase, acquire or obtain (i) any capital stock or other proprietary interest, directly or indirectly, in any other entity or (ii) all or a substantial portion of the business or assets of another Person for consideration (including assumed liabilities) other than Investments permitted under Section 10(i) and Permitted Acquisitions;

(d)           (i) sell or transfer all or a substantial portion of its assets to another Person; (ii) sell, transfer or otherwise dispose of any notes receivable or accounts receivable, with or without recourse; or (iii) sell, lease, transfer or otherwise dispose of any asset or group of assets (other than as described in clause (ii) above), except:

(i)            sales of inventory in the ordinary course of business;

(ii)           sales or liquidations of Investments permitted by Section 10(i);

(iii)          (A) sales or other dispositions of property by any Subsidiary of Maker to the Maker or to any other Subsidiary and (B) sales or other dispositions of property by the Maker to any if its Subsidiaries, so long as the security interests granted to the Payee pursuant to the Security Agreement in such assets shall remain in full force and effect and perfected (to at least the same extent as in effect immediately prior to such sale or other disposition) and provided that any such Subsidiaries to whom such sales or dispositions are made are guarantors of the Consideration Notes;

(iv)          sales or other dispositions of obsolete, surplus or worn out property, whether now owned or hereafter acquired, in the ordinary course of business, or other assets not practically usable in the business of the Maker or its Subsidiaries; provided that the aggregate amount of such sales or dispositions does not exceed $250,000 in any fiscal year of the Maker;

(v)           Licenses of intellectual property of Maker or its Subsidiaries in the ordinary course of business and which would not otherwise reasonably result in a Material Adverse Effect; or

(vi)          sales, transfers or other dispositions that constitute a Change of Control;

(e)           create, incur, assume or suffer to exist any Indebtedness, except, so long as no Event of Default then exists or would exist as a result thereof, the following (“Permitted Indebtedness”):

(i)            Indebtedness outstanding on the date of this Note and listed on Schedule 2 hereto,  and any refinancings, refundings, renewals or extensions thereof; provided that the amount of such Indebtedness is not increased at the time of such refinancing, refunding, renewal or extension;

(ii)           obligations under the Consideration Notes and the TSE Promissory Notes;

(iii)          inter-company Indebtedness between Maker or any Permitted Subsidiary and Evolving Systems Networks India Private Limited (“ESN”); provided that the aggregate amount of all inter-company loans made by Maker or any Permitted Subsidiary to ESN, when taken together with the aggregate amount of Permitted Investments in ESN under Section 10(i)(ii) of this Note, does not exceed $750,000 in any fiscal quarter;

(iv)          inter-company Indebtedness between Maker or any Permitted Subsidiary and TSE; provided that the aggregate amount of all inter-company loans made by Maker or any Permitted Subsidiary to TSE , when taken together with the aggregate amount of Permitted Investments in TSE under Section 10(i)(iii) of this Note, does not exceed $125,000 in any year;

(v)           inter-company Indebtedness between (A) Maker and its Permitted Subsidiaries or (B) a Permitted Subsidiary with another Permitted Subsidiary;

(vi)          inter-company Indebtedness owing by Maker or a Permitted Subsidiary to a Non-Permitted Subsidiary;

(vii)         inter-company Indebtedness between (A) ESHL and any of its Wholly Owned Subsidiaries or (B) a Wholly Owned Subsidiary of ESHL with another Wholly Owned Subsidiary of ESHL;

(viii)        inter-company Indebtedness owing by ESHL or any Wholly Owned Subsidiary of ESHL to Maker or a Permitted Subsidiary, provided that such Indebtedness shall be incurred solely to (A) supplement the internally generated working capital required to fund the operation of the business of ESHL or ESHL’s Wholly Owned Subsidiaries in the ordinary course or (B) fund Capital Expenditures permitted under Section 10(g) of this Note, and provided further that promptly upon the incurrence of such Indebtedness, Maker shall give the Payees written notice of the making thereof and the amount thereof;

(ix)           purchase money Indebtedness to fund the purchase of property otherwise permitted under Section 10(g) of this Note and Indebtedness constituting Capital Leases permitted under Section 10(g);

(x)            Indebtedness in the form of an unsecured line of credit in an amount not to exceed in the aggregate the principal amount of $2,000,000 at any time outstanding (the “Working Capital Exclusion”);

(xi)           Accrual of interest, accretion or amortization of original issue discount or payment-in-kind interest in connection with Indebtedness otherwise permitted under this Section 10(e);

(xii)          (A) Indebtedness incurred in connection with a Permitted Acquisition and (B) Indebtedness for Capital Leases assumed pursuant to a Permitted Acquisition, provided that the aggregate Indebtedness of clause (A) and (B) of this Section 10(e)(xii) outstanding at any time does not exceed $1,000,000;

(xiii)         to the extent under GAAP, the Series B Preferred Stock would be treated as debt or mezzanine financing on the financial statements of Maker;

(xiv)        Indebtedness incurred in connection with the financing of insurance premiums in the ordinary course of business in an amount not to exceed $500,000 in any fiscal year; and

(xv)         Indebtedness owing from ESHL to Maker for the sole purpose of consummating the transactions contemplated by the Stock Purchase Agreement, provided that, the aggregate amount of such Indebtedness, when taken together with the aggregate amount of Permitted Investments by Maker in ESHL under Section 10(i)(vii) of this Note, does not exceed $12,500,000.

(f)            mortgage, encumber, or create or suffer to exist Liens on any of its assets, other than the following (each, a “Permitted Lien”);

(i)            encumbrances or Liens in favor of Payee or any holder of the Consideration Notes;

(ii)           Liens that arise out of operation of law;

(iii)          easements, rights-of-way, restrictions (including zoning restrictions) and other similar encumbrances affecting real property which, in the aggregate, are not substantial in amount, and which do not in any case materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of the applicable Person and none of which is violated by existing or proposed restrictions on land use;

(iv)          Liens securing Indebtedness permitted under Section 10(e)(vi); provided that (A) such Liens do not at any time encumber any property other than the property financed by such Indebtedness and (B) the Indebtedness secured thereby does not exceed the cost of property being acquired on the date of acquisition and (C) such Liens are granted substantially contemporaneously with the acquisition of such property;

(v)           Liens existing on the date hereof and listed on Schedule 2 hereto and any renewals or extensions thereof, provided that (A) the property covered thereby is not changed, (B) the amount secured or benefited thereby is not increased, and (C) any renewal or extension of the obligations secured or benefited thereby is not prohibited by this Note; and

(vi)          Liens on insurance policies and the proceeds thereof incurred in connection with the financing of insurance premiums in the ordinary course of business in an amount not to exceed $500,000 in any fiscal year;

(g)           make or commit to make any Capital Expenditures (whether by expenditure of cash or the incurrence of Indebtedness for Capital Leases to fund the acquisition of property pursuant to any permitted Capital Expenditure); provided that, the cash paid for the Capital Expenditure, when taken together with the aggregate liability required by GAAP consistently applied and in accordance with the Maker’s past practice, to be reflected in Maker’s financial statements in respect of any Capital Lease (“Lease Liability”) plus the sum of (i) any cost incurred by Maker in connection with the acquisition, delivery or installation of the property which is the subject of the Capital Lease, but which cost is not included in the Lease Liability and (ii) to the extent not otherwise reflected in the Capital Lease payments, interest expense incurred in respect of the Capital Lease for the relevant fiscal year will be deemed a Capital Expenditure made or committed during the fiscal year in which the Capital Lease is signed or becomes effective, whichever first occurs, does not exceed $2,000,000 in any fiscal year;

(h)           enter into any transaction with any of its Affiliates that is less favorable to Maker or any of its Subsidiaries than would have been the case if such transaction had been effected on an arms length basis with a Person other than an Affiliate, except for transactions between and among Maker and its Subsidiaries otherwise permitted under this Note;

(i)            enter into or make any Investments, other than the following (each, a “Permitted Investment”):

(i)            Cash Equivalents;

(ii)           (A) equity Investments existing as of the date hereof in ESN and (B) equity Investments made after the date hereof by Maker or any Permitted Subsidiary in ESN provided that any such Investments, when taken together with all inter-company loans made by Maker or any Permitted Subsidiary to ESN permitted under Section 10(e)(iii) of this Note, does not exceed $750,000 in any fiscal quarter;

(iii)          (A) equity Investments existing as of the date hereof in TSE and (B) equity Investments made after the date hereof in TSE provided that any such Investments, when taken together with all inter-company loans made by Maker or any Permitted Subsidiary to TSE permitted under Section 10(e)(iv) of this Note, does not exceed $125,000 in any fiscal year;

(iv)          equity Investments (A) existing as of the date hereof in any Permitted Subsidiary and (B) equity Investments made after the date hereof in any Permitted Subsidiary;

(v)           (A) equity Investments existing as of the date hereof in ESHL or any of ESHL’s Wholly Owned Subsidiaries, (B) equity Investments made after the date hereof by Maker in ESHL, provided that such Investments shall be made solely to (1) supplement the internally generated working capital required to fund the operation of the business of ESHL or ESHL’s Wholly Owned Subsidiaries in the ordinary course or (2) fund Capital Expenditures permitted under Section 10(g) of this Note, and provided further that promptly upon the making of any such Investments, Maker shall give the Payees written notice of the making thereof and the amount thereof, and (C) equity Investments made after the date hereof by ESHL or a Wholly Owned Subsidiary of ESHL in any of ESHL’s Wholly Owned Subsidiaries;

(vi)          equity Investments by a Non-Permitted Subsidiary in a Permitted Subsidiary;

(vii)         equity Investments by Maker in ESHL for the sole purpose of consummating the transactions contemplated by the Stock Purchase Agreement, provided that, the aggregate amount of such Investments, when taken together with the aggregate amount of Permitted Indebtedness under Section 10(e)(xv) of this Note, does not exceed $12,500,000, provided further that the amount of such equity Investment shall not exceed 50% of the aggregate amount of the equity Investment made pursuant to this Section 10(i)(vii) plus the aggregate amount of Permitted Indebtedness permitted under Section 10(e)(xv) of this Note.

(viii)        Investments consisting solely of appreciation in value of existing Investments permitted hereunder;

(ix)           any Permitted Payments under Section 10(b) of this Note, without duplication;

(x)            any Permitted Indebtedness under Section 10(e) of this Note, without duplication; and

(j)            change its fiscal year;

(k)           establish any bank accounts into which accounts receivable are deposited, other than those listed on Exhibit A unless such bank accounts shall be pledged to Payee and the other secured parties pursuant to the Security Agreement;

(l)            change or amend its Certificate of Incorporation or Bylaws in a manner adverse to Payee’s rights and remedies under this Note, any Consideration Note, the Security Agreement or the Pledge Agreement; or

(m)          engage in any material line of business not related to the OSS communications industry or any business reasonably related or incidental thereto (the “Maker’s Business”).

11.           Determination of Accretive.  In the event the Maker proposes to enter into an agreement to acquire another Person (the “Proposed Acquisition”), the Maker shall mail written notice of such event, together with the Financial Projections, to the Payee, no later than twenty (20) calendar days prior to the contemplated effective date of the Proposed Acquisition.  The Financial Projections shall be deemed accepted and conclusive and binding upon the Payee, unless the Payee shall give written notice to the Maker of the items in the Financial Projections with which the Payee disagrees (the “Accretive Calculation Disagreement Notice”) within twenty (20) calendar days of the receipt by the Payee of the Financial Projections.  The Accretive Calculation Disagreement Notice shall specify each item disagreed with by the Payee (or the Payee’s calculation thereof) and the dollar amount of such disagreement.  The Maker may, within twenty (20) calendar days of its receipt of the Accretive Calculation Disagreement Notice, advise the Payee that the Maker has accepted the position of the Payee as set forth on the

Accretive Calculation Disagreement Notice, whereupon the Proposed Acquisition shall be considered a Permitted Acquisition Event for all purposes of this Note.  If the Maker does not notify the Payee of the Maker’s acceptance of the Payee’s position, then the Maker and the Payee shall, during the twenty (20) calendar days after receipt by the Maker of the Accretive Calculation Disagreement notice, negotiate in good faith to resolve any such disagreements.  If at the end of such twenty (20) calendar days, the Maker and Payee have been unable to resolve their disagreements, either the Maker or the Payee may engage on behalf of the Maker and the Payee, Grant Thornton LLP (or such other Person mutually agreed to in writing by the Maker and Payee) (the “Unaffiliated Firm”) to resolve the matters set forth in the Accretive Calculation Disagreement Notice.  The Unaffiliated Firm shall (i) resolve the disagreement as to the Financial Projections as promptly as possible after its engagement by the parties; (ii) thereby consider and resolve only those items in the Accretive Calculation Disagreement Notice which remain unresolved between the Maker and the Payee; and (iii) shall otherwise employ such procedures as it, in its sole discretion, deems necessary or appropriate in the circumstances.  The Unaffiliated Firm shall submit to the Maker and the Payee a report of its review of the items in the Accretive Calculation Disagreement Notice as quickly as practicable and shall include in such report its determination as to whether the effect of the proposed merger or consolidation is Accretive.  The determination so made by the Unaffiliated Firm shall be conclusive, binding on, and non-appealable by, the Maker and the Payee.  The fees and disbursements of the Unaffiliated Firm shall be borne one half by the Maker and one half by the Payee.  Notwithstanding all of the foregoing, the Maker may elect, at any time, not to comply with this Section 11 with respect to a Proposed Transaction (or if the Maker otherwise fails to properly comply with the terms of this Section 11) in which event, the transaction shall be deemed not to be Accretive.

12.           Events of Default.

(a)           For purposes of this Note, an “Event of Default” shall have occurred hereunder if:

(i)            Maker shall fail to pay within one (1) business day after the date when due any payment of principal, interest, fees, costs, expenses or any other sum payable to Payee hereunder or otherwise, including the other Consideration Notes;

(ii)           Maker shall default in the performance of any other agreement or covenant contained herein (other than as provided in Section 12(a)(i) of this Note) or under any Consideration Note or in the Security Agreement or Pledge Agreement, and such default shall continue uncured for twenty (20) consecutive days after notice thereof to Maker given by Payee;

(iii)          Maker becomes insolvent or generally fails to pay its debts as such debts become due or admits in writing its inability to pay its debts as such debts become due; or shall suffer a custodian, receiver or trustee for it or substantially all of its property to be appointed and if appointed without its consent, not be discharged within ninety (90) consecutive days; makes a general assignment for the benefit of creditors; or suffers proceedings under any law related to bankruptcy, insolvency, liquidation or the reorganization, readjustment or the release of debtors to be instituted against it and if contested by it not dismissed or stayed within ninety (90) consecutive days; if proceedings under any law related to bankruptcy, insolvency, liquidation, or the reorganization, readjustment or the release of debtors is instituted or commenced by or against Maker and, in the case of proceedings not instituted or commenced by Maker, if contested by Maker, and not dismissed or stayed within ninety (90) consecutive days; if any order for relief is entered relating to any of the foregoing proceedings which order is not stayed; if Maker shall call a meeting of its creditors with a view to arranging a composition or adjustment of its debts; or if Maker shall by any act or failure to act indicate its consent to, approval of or acquiescence in any of the foregoing;

(iv)         (A)  This Note, any of the other Consideration Notes or the Security Agreement or the Pledge Agreement shall, for any reason (other than payment or satisfaction in full of the obligations represented thereby) not be or shall cease to be in full force and effect (other than in accordance with its terms) or shall be declared null and void or (B) Payee or any other secured party under the Security Agreement or the Pledge Agreement shall not give or shall cease to have a valid and perfected Lien in any collateral under such Security Agreement or Pledge Agreement (other than by reason of a release of collateral in accordance with the terms hereof or thereof) with the priority required by the Security Agreement or Pledge Agreement, as applicable, or (C) the validity or enforceability of any of the Consideration Notes or the liens granted, to be granted, or purported to be granted, by the Security Agreement or the Pledge Agreement shall be contested by the Maker;

(v)          If Maker shall be in default with respect to any payment, when due (subject in each case to applicable grace or cure periods), of any Indebtedness in excess of $175,000 (other than under this Note or any other Consideration Note), or any other default shall occur under any agreement or instrument evidencing such Indebtedness, if the effect of such non-payment default is to accelerate the maturity of such Indebtedness or to permit the holder thereof to cause such Indebtedness to become due prior to its stated maturity, and such default shall not be remedied, cured, waived or consented to within the period of grace with respect thereto, or any other circumstance which arises (other than the mere passage of time) by reason of which any such Indebtedness shall become or be declared to be due and payable prior to its stated maturity; or

(vi)         If Maker shall have breached its covenant under the Stock Purchase Agreement to duly convene a Stockholder Meeting (as defined in the Stock Purchase Agreement) within the time period set forth therein.

(vii)        Subject to Section 12(b) of this Note, if Maker shall have failed to have a Shelf Registration Statement filed and declared and maintained effective as provided under Section 5 of the Series B Designation (a “Registration Event of Default”).

Notwithstanding anything contained herein to the contrary, no Event of Default shall be deemed to have occurred under this Note if the Event of Default resulted solely from a breach of any representation, warranty or covenant of Tertio Telecoms Group Limited under the Stock Purchase Agreement.

(b)           In the event that Payee transfers any portion of the outstanding principal balance of this Note to any Person (other than the Payee’s shareholders and Affiliates of such shareholders) and, at the time of transfer, Payee does not also transfer the greater of (i) a number of Registrable Shares at least equal to the product of the number of Registrable Shares then held by Payee, its shareholders or Affiliates of such shareholders multiplied by a fraction, the numerator of which is the amount of the outstanding principal balance of this Note transferred to such Person, and the denominator of which is the aggregate principal amount of all Consideration Notes held by Payee or (ii) at least 50,000 Registrable Shares (the “Share Transfer Minimum”) to such Person, Section 12(a)(vii) of this Note shall terminate with respect to the portion of this Note so transferred.  In the event Payee transfers any of the outstanding principal of this Note to any Person (other than Payee’s shareholders and Affiliates of such shareholders) and, at the time of transfer, also transfers to such Person at least the Share Transfer

Minimum, the occurrence of a Registration Event of Default shall continue to constitute an Event of Default and such Person shall be entitled to exercise the remedies arising under this Note upon the occurrence and during the continuation of a Registration Event of Default.  Without limiting any of the foregoing and for purposes of clarity, for so long as this Note is held by Payee, its shareholders or the Affiliates of such shareholders (regardless of whether in the event of a transfer of this Note to any of Payee’s shareholders or the Affiliates of such shareholders the Payee simultaneously transfers the Share Transfer Minimum) the occurrence of a Registration Event of Default shall constitute an Event of Default and the remedies available to Payee upon the occurrence and during the continuation of an Event of Default shall continue unaffected with respect to the portion of this Note held by Payee, Payee’s shareholders and Affiliates of such shareholders.

13.           Consequences of Default.

(a)           Upon the occurrence and during the continuation of an Event of Default, the entire unpaid principal balance of this Note, together with interest accrued thereon and with all other sums due or owed by Maker hereunder, as well as all out-of-pocket costs and expenses (including but not limited to attorneys’ fees and disbursements) incurred by Payee in connection with the collection or enforcement of this Note, the Security Agreement and the Pledge Agreement, shall at the option of the Payee, and by notice to Maker (except if an Event of Default described in Section 12(a)(iii) shall occur in which case acceleration shall occur automatically without notice) be declared to be due and payable immediately, and payment of the same may be enforced and recovered by the entry of judgment of this Note and the issuance of execution thereon.

(b)           In addition to all of the sums payable hereunder, Maker agrees to pay the Payee all reasonable costs and expenses incurred by Payee in connection with any and all actions taken to enforce collection of this Note, the Security Agreement and the Pledge Agreement, upon the occurrence of an Event of Default, including all reasonable attorneys’ fees.

14.           Remedies not Exclusive.  The remedies of Payee provided herein or otherwise available to Payee at law or in equity shall be cumulative and concurrent, and may be pursued singly, successively and together at the sole discretion of Payee, and may be exercised as often as occasion therefor shall occur; and the failure to exercise any such right or remedy shall in no event be construed as a waiver or release of the same.

15.           Notices.  All notices required to be given to any of the parties hereunder shall be in writing and shall be deemed to have been sufficiently given for all purposes when presented personally to such party or sent by certified or registered mail, return receipt requested, to such party at its address set forth below:

If to the Maker:	Evolving Systems, Inc. 9777 Mount Pyramid Court, Suite 100 Englewood, Colorado 80112 Attention: Anita Moseley, General Counsel Tel: (303) 802-2599 Fax: (303) 802-1138

With copy to:	Holme Roberts & Owen LLP 1700 Lincoln St., Suite 4100 Denver, CO 80203-4541 Attention: Charles D. Maguire, Jr., Esq. Tel: (303) 861-7000 Fax: (303) 866-0200

If to the Payee:	Tertio Telecoms Group Ltd. c/o Apax Partners Ltd. 15 Portland Place London W1B 1PT UK Attention: Peter Skinner Tel: +44 (0)20 7843 4000 Fax: +44 (0)20 7843 4001

With copy to:

Advent International plc
123 Buckingham Palace Road
London SW1W 9SL
United Kingdom

Attn:  James Brocklebank
Tel:  44.20.7333.5516
Fax:  44.20.7333.0801

Pepper Hamilton LLP
3000 Two Logan Square
18th and Arch Streets
Philadelphia, Pennsylvania 19103
Attention:  Cary S. Levinson, Esq.
Tel:  (215) 981-4091
Fax:  (215) 981-4750

Such notice shall be deemed to be given when received if delivered personally or five (5) business days after the date mailed.  Any notice mailed shall be sent by certified or registered mail.  Any notice of any change in such address shall also be given in the manner set forth above.  Whenever the giving of notice is required, the giving of such notice may be waived in writing by the party entitled to receive such notice.

16.           Severability.  In the event that any provision of this Note is held to be invalid, illegal or unenforceable in any respect or to any extent, such provision shall nevertheless remain valid, legal and enforceable in all such other respects and to such extent as may be permissible.  Any such invalidity, illegality or unenforceability shall not affect any other provisions of this Note, but this Note shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein.

17.           Successors and Assigns; Assignment.  This Note inures to the benefit of the Payee and binds the Maker, and its respective successors and assigns, and the words “Payee” and “Maker” whenever occurring herein shall be deemed and construed to include such respective successors and assigns.  Maker may not assign or transfer this Note, without the consent of Payee.  At any time and from time to time, the Payee, in its sole discretion, may transfer to any Person all or a portion of the outstanding principal and/or accrued interest hereunder without the consent of the Maker, provided, however, this Note may not be assigned, transferred or sold by Payee to any Person that engages in, or controls an entity that engages in, a business competitive with the Maker’s business.  Furthermore, as a condition of the transfer, any transferee of Payee of this Note must agree to become bound by the provisions of this Note, the Security Agreement and the Pledge Agreement.

18.           Entire Agreement.  This Note (together with the other Consideration Notes, the Security Agreement and the Pledge Agreement) contains the entire agreement between the parties with respect to the subject matter hereof and thereof.

19.           Modification of Agreement.  This Note may not be modified, altered or amended, except by an agreement in writing signed by both the Maker and the Payee.

20.           Releases by Maker.  Maker hereby releases Payee from all technical and procedural errors, defects and imperfections whatsoever in enforcing the remedies available to Payee upon a default by Maker hereunder and hereby waives all benefit that might accrue to Maker by virtue of any present or future laws exempting any property, real or personal, or any part of the proceeds arising from any sale of any such property, from attachment, levy or sale under execution, or providing for any stay of execution, exemption from civil process or extension of time, and agrees that such property may be sold to satisfy any judgment entered on this Note, in whole or in part and in any order as may be desired by Payee.

21.           Waivers by Maker.  Maker (and all endorsers, sureties and guarantors) hereby waives presentment for payment, demand, notice of demand, notice of nonpayment or dishonor, protest and notice of protest of this Note, and all other notices in connection with the delivery, acceptance, performance, default or enforcement of the payment of this Note (other than notices expressly required by the terms of this Note, the Security Agreement or the Pledge Agreement); liability hereunder shall be unconditional and shall not be affected in any manner by an indulgence, extension of time, renewal, waiver or modification granted or consented to by Payee.

22.           Revenue and Stamp Tax.  Maker shall pay all reasonable out-of-pocket expenses incurred by the Payee in connection with any revenue, tax or other stamps now or hereafter required by law at any time to be affixed to this Note.

23.           Governing Law.  This Note shall be governed by and construed in accordance with the laws of the State of Delaware, without reference to conflict of laws principles.

24.           Limitations of Applicable Law.  Notwithstanding any provision contained herein, Maker’s liability for the payment of interest shall not exceed the limits now imposed by any applicable usury law.  If any provision of this Note requires interest payments in excess of the highest rate permitted by law, the provision in question shall be deemed to require only the highest such payment permitted by law.  Any amounts theretofore received by Payee hereunder in excess of the maximum amount of interest so permitted to be collected by Payee shall be applied by Payee in reduction of the outstanding balance of principal or, if this Note shall theretofore been paid in full, the amount of such excess shall be promptly returned by Payee to the Maker.

25.           Consent to Jurisdiction and Service of Process.  Maker irrevocably appoints its President, Chief Executive Officer, Chief Financial Officer and General Counsel as Maker’s attorneys-in-

fact upon whom may be served any notice, process or pleading in any action or proceeding against it arising out of or in connection with this Note.  Maker hereby consents that any action or proceeding against it may be commenced and maintained in any court within the State of Delaware or in the United States District Court of Delaware by service of process on any such officer.  Maker further agrees that the courts of the State of Delaware and the United States District Court of Delaware shall have jurisdiction with respect to the subject matter hereof and the person of Maker and the collateral securing Maker’s obligations hereunder.  Notwithstanding the foregoing, Payee, in its absolute discretion, may also initiate proceedings in the courts of any other jurisdiction in which Maker may be found or in which any of its properties or any such collateral may be located.

26.           Headings.  The headings of the sections of this Note are inserted for convenience only and do not constitute a part of this Note.

27.           WAIVER OF JURY TRIAL.  MAKER HEREBY KNOWINGLY, VOLUNTARILY, AND INTENTIONALLY WAIVES ANY RIGHTS IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED HEREON OR ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS NOTE OR ANY COLLATERAL SECURITY DOCUMENTS OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER ORAL OR WRITTEN) OR ACTIONS OF PAYEE.  THIS PROVISION IS A MATERIAL INDUCEMENT FOR PAYEE’S ADVANCING THE FUNDS UNDER THIS NOTE.

28.           ACKNOWLEDGEMENTS.  MAKER ACKNOWLEDGES THAT IT HAS HAD THE ASSISTANCE OF COUNSEL IN THE REVIEW AND EXECUTION OF THIS NOTE, AND FURTHER ACKNOWLEDGES THAT THE MEANING AND EFFECT OF THE FOREGOING WAIVER OF JURY TRIAL SET FORTH IN SECTION 27 HAVE BEEN FULLY EXPLAINED TO MAKER BY SUCH COUNSEL.

[Signature Page Follows]

IN WITNESS WHEREOF, the Maker has duly executed this Note as of the date first set forth above.

EVOLVING SYSTEMS, INC.

By:	/s/ Stephen K. Gartside, Jr.
Name: Stephen K. Gartside, Jr.
Title: President and Chief Executive Officer

Acknowledged and Agreed:

PAYEE:

Tertio Telecoms Group Ltd.

By:	/s/ Nigel Clifford
Name: Nigel Clifford
Title: Director

SCHEDULE 1
DEFINITIONS

“A Notes” means the Senior Secured Notes dated as of November 2, 2004 by Maker in favor of Payee in the original aggregate principal amount of $11,950,000, each as they may be amended, restated, modified or replaced in substitution in whole or in part by any other note or notes from time to time, including, but not necessarily limited to, the Senior Secured Notes by Maker in favor of Payee which may be issued in substitution for or in addition to the A Notes issued to Payee by Maker under the terms of such A Notes.

“Accretive” shall mean that the projected pro forma consolidated EBITDA (calculated on a per share basis) of the Maker and the other constituent entity(ies) in such transaction, and the respective Consolidated Subsidiaries of the Maker and such constituent entity(ies) for the twelve calendar month period immediately following such transaction, is not less than the projected EBITDA (calculated on a per share basis), on a consolidated basis, of the Maker and its Consolidated Subsidiaries for the same period, all as presented in the Financial Projections.

“Adjusted Libor Rate” means the London Interbank Offering Rate for three-month deposits as reported under the heading “Money Rates” in the Eastern edition of the Wall Street Journal plus 250 basis points.

“Affiliate” shall mean, with respect to any Person, any other Person which directly or indirectly Controls, is Controlled by or is under common Control with such Person.

“Affiliated Group” shall mean a group of Persons, each of which is an Affiliate of some other Person in the group.

“B-1 Note” means the Senior Secured Note of Maker in favor of Payee in such aggregate principal amount Maker may issue as a result of the outcome of the stockholder vote on the matters presented for their approval at the Initial Stockholders Meeting (as such term is defined in the Series B Designation) in effect from time to time, as it may be amended, restated, modified or replaced in substitution in whole or in part by any other note or notes from time to time, including, but not necessarily limited to, the Senior Secured Note by Maker in favor of Payee which may be issued in substitution for or in addition to the B-1 Note issued to Payee by Maker under the terms of such B-1 Note.

“Capital Expenditures” shall mean, with respect to any Person for any period, the aggregate of all expenditures (whether paid in cash, or incurred by entering into a synthetic lease arrangement or a Capital Lease, or otherwise accrued as a liability) by such Person during that period which, in accordance with GAAP, are or should be included in “additions to property, plant or equipment” or similar items reflected in the statement of cash flows of such Person, and all research and development expenditures which in accordance with GAAP are or should be accounted for as a capital expenditure in the balance sheet of that Person, but excluding expenditures to the extent reimbursed or financed from insurance proceeds paid on account of the loss of or the damage to the assets being replaced or restored, or from awards of compensation arising from the taking by condemnation or eminent domain of such assets being replaced.

“Capital Lease”, as applied to any Person, shall mean any lease of any property (whether real, personal or mixed) by that Person as lessee which, in accordance with GAAP, is or should be accounted for as a capital lease on the balance sheet of that Person.

“Capital Transaction” means any consolidation or merger of Maker with another entity, or the sale of all or substantially all of its assets to another entity, or any reorganization or reclassification of the Common Stock or other equity securities of Maker.

“Cash Equivalents” shall mean any of the following: (i) full faith and credit obligations of the United States of America, or fully guaranteed as to interest and principal by the full faith and credit of the United States of America, maturing in not more than one year from the date such investment is made; (ii) time deposits and certificates of deposit, Eurodollar time deposits, overnight bank deposits and other interest bearing deposits or accounts (other than securities accounts) or bankers’ acceptances having a final maturity of not more than one year after the date of issuance thereof of any commercial bank incorporated under the laws of the United States of America or any state thereof or the District of Columbia, which bank is a member of the Federal Reserve System and has a combined capital and surplus of not less than $500,000,000.00 and with a senior unsecured debt credit rating of at least “A-2” by Moody’s or “A” by S&P; (iii) commercial paper of companies, banks, trust companies or national banking associations incorporated or doing business under the laws of the United States of America or one of the States thereof or the District of Columbia, in each case having a remaining term until maturity of not more than two hundred seventy (270) days from the date such investment is made and rated at least P-1 by Moody’s or at least A-1 by S&P; (iv) repurchase agreements with any financial institution having combined capital and surplus of not less than $500,000,000.00 with a term of not more than seven (7) days for underlying securities of the type referred to in clause (i) above; and (v) money market funds which invest primarily in the Cash Equivalents set forth in the preceding clauses (i) - (iv).

“Change in Control” shall mean (i) any Person, Affiliated Group or group (such term being used as defined in the Securities Exchange Act of 1934, as amended), other than a Primary Holder (as such term is defined in the Series B Designation) acquiring ownership or control of in excess of 50% of equity securities having voting power to vote in the election of the Board of Directors of Maker either on a fully diluted basis or based solely on the voting stock then outstanding, (ii) if at any time, individuals who at the date hereof constituted the Board of Directors of Maker (together with any new directors whose election by such Board of Directors or whose nomination for election by the shareholders of Maker, as the case may be, was approved by a vote of the majority of the directors then still in office who were either directors at the date hereof or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Directors of Maker then in office, (iii) the direct or indirect sale, transfer, conveyance or other disposition, in one or a series of related transactions, of all or substantially all of the properties or assets of Maker to any Person or (iv) the adoption of a plan relating to the liquidation or dissolution of Maker.

“Compensation” means all salary and bonuses, but excludes any compensation under any equity incentive plan.

“Consideration Notes” means the collective reference to this Note, the A Notes, the B-1 Note and the Convertible Note.

“Consolidated Subsidiaries” shall mean all Subsidiaries of a Person which are required or permitted to be consolidated with such Person for financial reporting purposes in accordance with GAAP.

“Control” shall mean, as to any Person, the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of greater than 50% of the voting securities of such Person or by acting as the general partner of a limited partnership (the terms “Controlled by” and “under common Control with” shall have correlative meanings.)

“Convertible Note” shall mean the Senior Secured Convertible Note of Maker in favor of Payee in such aggregate principal amount Maker may issue as a result of the outcome of the stockholder vote on the matters presented for their approval at the Initial Stockholders Meeting (as such term is defined in the Series B Designation) in effect from time to time in the form attached to A Notes as Exhibit B 2, as they may be amended, restated or modified from time to time.

“EBITDA” shall mean for any period, Net Income for such period plus, without duplication, the aggregate amounts deducted in determining Net Income during such period, the sum of (A) interest paid on indebtedness for such period, (B) income taxes for such period, (C) depreciation expense for such period and (D) amortization expense for such period, all as determined in accordance with GAAP as applied in accordance with past practice.

“Executive Officer” means any officer of Maker whose compensation is determined by the Compensation Committee of the Board of Directors of Maker.

“Financial Projections” shall mean written financial projections prepared by Maker and certified by Maker’s chief financial officer, prepared in good faith and based upon reasonably assumptions and estimates regarding the economic, business, industry market, legal and regulatory circumstances and conditions relevant to the Maker.

“GAAP” means generally accepted accounting principles set forth in the Opinions of the Accounting Principles Board of the American Institute of Certified Public Accountants and in statements of the Financial Accounting Standards Board; and such principles observed in a current period shall be comparable in all material respects to those applied in a preceding period.

“Guaranty” shall mean, as to any Person, any direct or indirect obligation of such Person guaranteeing or intending to guarantee, or otherwise providing credit support, for any Indebtedness, Capital Lease, dividend or other monetary obligation (“primary obligation”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, by contract, as a general partner or otherwise, including, without limitation, any obligation of such Person, whether or not contingent, (a) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (b) to advance or supply funds (i) for the purchase or payment of any such primary obligation or (ii) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, or (c) to purchase property, securities or services from the primary obligor or other Person, in each case, primarily for the purpose of assuring the performance of the primary obligor of any such primary obligation or assuring the owner of any such primary obligation of the repayment of such primary obligation.  The amount of any Guaranty shall be deemed to be an amount equal to (x) the stated or determinable amount of the primary obligation in respect of which such Guaranty is made (or, if the amount of such primary obligation is not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder)) or (y) the stated maximum liability under such Guaranty, whichever is less.

“Indebtedness” shall mean (without double counting), at any time and with respect to any Person, (i) indebtedness of such Person for borrowed money (whether by loan or the issuance and sale of debt securities) or for the deferred purchase price of property or services purchased (other than amounts constituting trade payables arising in the ordinary course of business and payable in accordance with customary trading terms not in excess of 90 days or, if overdue for more than 90 days, as to which a dispute exists and adequate reserves in conformity with GAAP have been established on the books of such Person); (ii) all indebtedness of such Person evidenced by a note, bond, debenture or similar instrument (whether or not disbursed in full in the case of a construction loan); (iii) indebtedness of others which such Person has directly or indirectly assumed or guaranteed or otherwise provided credit support therefore (other than for collection or deposit in the ordinary course of business); (iv) indebtedness of others secured by a Lien on assets of such Person, whether or not such Person shall have assumed such indebtedness (provided, that if such Person has not assumed such indebtedness of another Person then the amount of indebtedness of such Person pursuant to this clause (iv) for purposes of this Note shall be equal to the lesser of the amount of the indebtedness of the other Person or the fair market value of the assets of such Person which secures such other indebtedness); (v) obligations of such Person relative to the face amount of letters of credit, acceptance facilities, or drafts or similar instruments issued or accepted by banks and other financial institutions for the account of such Person; (vi) that portion of obligations of such Person under Capital Leases that is properly classified as a liability on a balance sheet in conformity with GAAP; (vii) all obligations of such Person under any Interest Rate Protection Agreement; (viii) deferred payment obligations of such Person resulting from the adjudication or settlement of any litigation; and (ix) any Guaranty by such Person in respect of any of the foregoing.

“Interest Rate Protection Agreement” shall mean any interest rate swap agreement, interest rate cap agreement, synthetic cap, collar or floor or other financial agreement or arrangement designed to protect a Maker or any of its Subsidiaries against fluctuations in interest rates or to reduce the effect of any such fluctuations.

“Investment” shall mean any investment in any Person, whether by means of acquiring or holding securities, capital contribution, loan, time deposit, guaranty or otherwise.

“Lien” shall mean any mortgage, pledge, security interest, encumbrance, lien or charge of any kind whatsoever (including, without limitation, any conditional sale or other title retention agreement, any agreement to grant a security interest at a future date, any lease in the nature of security, and the filing of, or agreement to give, any financing statement under the Uniform Commercial Code of any jurisdiction).

“Material Adverse Effect” shall mean a (i) a material adverse effect upon the business, operations, properties, assets or condition (financial or otherwise) of the Maker or (ii) the material impairment of the ability of the Maker to perform its obligations under the Consideration Notes or of the Payee to enforce the obligations of the Maker under the Consideration Notes.

“Net Income” shall mean for any period, net income on a consolidated basis for that period determined in accordance with GAAP applied consistently with past practice.

“Non-Permitted Subsidiary” means any direct or indirect Wholly Owned Subsidiary of Maker that is not a Permitted Subsidiary.

“Note Issue Date” shall mean the date on which this Note is issued.

“Permitted Acquisitions” means any acquisition of fifty percent (50%) or more of the equity interests or all or substantially all of the assets of a third party so long as (i) such acquisition is Accretive, and approved by the Maker’s board of directors, (ii) following the consummation of the acquisition the Maker has a cash balance of at least $5,000,000, on a consolidated basis, and (iii) the Maker does not incur any Indebtedness in connection with such acquisition.

“Permitted Subsidiary” means any direct or indirect Wholly Owned Subsidiary of Maker that is domesticated or incorporated in a jurisdiction of the United States, Canada, the United Kingdom or a country that is a member of the European Union and is a guarantor of Maker’s obligations under the Consideration Notes.

“Person” shall mean any natural person, corporation, division of a corporation, partnership, limited liability partnership, limited liability company, trust, joint venture, association, company, estate, unincorporated organization or government or any agency or political subdivision thereof.

“Pledge Agreement” means the Pledge Agreement executed by Maker in favor of Payee and dated the date hereof, as it may be amended, restated or modified from time to time, together with all schedules and exhibits thereto.

“Registrable Shares” shall have the meaning set forth with respect thereto in the Investor Rights Agreement of even date herewith.

“Security Agreement” means the Security Agreement executed by the Maker in favor of the Payee and dated as of the date hereof, as it may be amended, restated or modified from time to time, together with all schedules and exhibits thereto.

“Series B Designation” shall mean the Certificate of Designation of Maker’s Series B Convertible Preferred Stock, as filed with the Secretary of State of the State of Delaware.

 “Stock Purchase Agreement” means the Stock Purchase Agreement dated as of November 2, 2004 by and among the Maker, Tertio Telecom Group, Ltd. and the parties listed therein.

“Stockholders” shall have the meaning given to such term in the Stock Purchase Agreement.

“Subsidiary” shall mean with respect to any Person, any corporation, association, joint venture, partnership or other business entity (whether now existing or hereafter organized) of which at least a majority of the voting stock or other ownership interests having ordinary voting power for the election of directors (or the equivalent) is, at the time as of which any determination is being made, owned or controlled by such Person or one or more subsidiaries of such Person or by such Person and one or more subsidiaries of such Person.

“UCC” shall mean the Uniform Commercial Code as in effect from time to time in the State of Delaware.

“Wholly Owned Subsidiary” of a Person means (a) any Subsidiary all of the outstanding voting securities (other than directors qualifying shares and/or other nominal amounts of shares required to be held by directors or other Persons under applicable law) of which shall at the time be owned or controlled, directly or indirectly, by such Person or one or more Wholly Owned Subsidiaries of such Person, or by such Person and one or more Wholly Owned Subsidiaries of such Person, or (b) any partnership, limited liability company, association, joint venture or similar business organization 100% of the ownership interests having ordinary voting power of which shall at the time be so owned or controlled.